Exhibit 99.1

e.l.f. Beauty Announces Agreement with Marathon Partners

Appoints Lori Keith, Portfolio Manager at Parnassus Investments, to Board of Directors

Board to Include “Say-on-Pay” Proposals to be Voted on at the 2020 Annual Meeting and to Cap Evergreen at 2% of the Outstanding Shares

OAKLAND, Calif. -- e.l.f. Beauty (NYSE: ELF) (the “Company”) today announced that it has reached a Cooperation Agreement with Marathon Partners Equity Management, LLC and its affiliates (“Marathon”), an investment firm which beneficially owns approximately 5.2% of the Company’s outstanding common stock. Pursuant to the Cooperation Agreement, the Board announced that it will be including a “say-on-pay” proposal, as well as a proposal regarding the frequency of future “say-on-pay” votes, both of which stockholders will be eligible to vote on at the upcoming 2020 Annual Meeting. Additionally, the Company agreed to reduce the maximum automatic annual percentage increase of shares under the Company’s 2016 Equity Incentive Award Plan from 4% to 2%.

The Company also has appointed Lori Keith, portfolio manager of Parnassus Investments $5 billion Mid Cap Fund, as an independent director to the Board and as a member of the Nominating and Corporate Governance Committee of the Board, effective immediately. Ms. Keith has been appointed to serve as a Class III Director and will be standing for election at the Company’s 2022 Annual Meeting of stockholders. In connection with this appointment, the Company has expanded the size of its Board to nine directors, eight of whom are independent and six of whom are women. e.l.f. Beauty is one of only ten public companies in the U.S., out of approximately 4,800 in total, whose boards of directors are more than 60% comprised of women.

“We are pleased to welcome Lori to the e.l.f. Beauty Board of Directors,” said Tarang Amin, Chairman and CEO of e.l.f. Beauty. “Lori is an experienced institutional investor with in-depth knowledge of ESG and sustainable investing, which can help advance our mission to make the best of beauty accessible to every eye, lip, and face. We look forward to her contributions as the Board’s newest independent director as we continue to successfully execute our five strategic imperatives to drive strong performance and stockholder value. We also would like to thank Marathon Partners for working constructively with us to reach this agreement and appreciate the professionalism exhibited by the candidates introduced by Marathon Partners during this process.”

“We are pleased to have reached this constructive agreement with the Board of e.l.f. Beauty,“ said Mario Cibelli, Managing Member of Marathon Partners. “We introduced Lori Keith to the Board and believe she will make an excellent director given her unique qualifications. We are also pleased that the Company has made key commitments on dilution and other policies that will serve the shareholders well going forward. Tarang and his team have done a phenomenal job building the e.l.f. Beauty brand over time and in managing through the difficult challenges brought about by the COVID-19 pandemic. The Company is uniquely positioned to create great value for shareholders by continuing its growth trajectory and further improving operating efficiencies.”

“I am honored to join e.l.f. Beauty’s Board of Directors,” said Ms. Keith. “e.l.f. Beauty is a fantastic brand with a loyal consumer following, and a Board and management that have taken significant steps to develop the Company’s strategy for the long-term, including through strategic extensions. I look forward to working closely with my fellow directors and the management team to continue to build on their positive momentum, leverage my expertise in ESG and pursue our common goal of driving significant stockholder value creation.”

Morgan Stanley & Co. LLC is serving as financial advisor to the Company and Latham & Watkins LLP is serving as legal advisor to the Company. Olshan Frome Wolosky LLP is serving as legal advisor to Marathon Partners.

About Lori Keith:

Ms. Keith is currently a portfolio manager at Parnassus Investments, where she is responsible for managing the Parnassus Mid Cap Fund, a socially responsible mutual fund with assets under management over $5 billion. She also serves on the executive committee of the firm. Prior to joining Parnassus in 2005, Ms. Keith served as vice president of investment banking at Deloitte & Touche Corporate Finance LLC and was a senior associate in the investment banking division at Robertson Stephens & Company. Ms. Keith started her career as a management consultant at Ernst & Young. She received her bachelor’s degree in economics from the University of California, Los Angeles and her MBA from Harvard Business School.

About e.l.f. Beauty:

e.l.f. Beauty stands with every eye, lip, face and paw. This deep commitment to inclusive, accessible, cruelty-free beauty has fueled the success of our namesake e.l.f. Cosmetics brand since 2004. With the acquisition of clean-beauty brand W3LL People in February 2020, we continue to expand our portfolio with strategic extensions that support our purpose and values. Our family of brands is available online, and across leading beauty, mass-market, and natural specialty retailers.

Learn more by visiting investor.elfcosmetics.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s expectations regarding the Company’s execution of its five strategic imperatives to drive performance and stockholder value, the Company’s goal of driving significant stockholder value creation, the Company’s proposals at its 2020 Annual Meeting of Stockholders and the Company’s expansion of its portfolio with strategic extensions that support its purpose and values. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Contacts
Corporate Communications:
Melinda Fried
Head of Corporate Communications, e.l.f. Beauty
mfried@elfcosmetics.com
(650) 960-5177

Media:
Ed Trissel / Viveca Tress / Lucas Pers
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
or
Brittany Fraser
ICR, Inc.
ELFPR@icrinc.com
(203) 682-8200